SCHEDULE 14A

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a Party other than the Registrant |_|

Check the appropriate box:
[ ]     Preliminary Proxy Statement
[ ]     Confidential, for Use of the
        Commission Only (as permitted by
        Rule 14a-6(e)(2))
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Materials Pursuant to ss 240.14a-11(c) or ss 240.14a-12

                             U S LIQUIDS INC.
                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]     No fee required.
[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        _________________________________________________________________

        2) Aggregate number of securities to which transaction applies:

        _________________________________________________________________

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        _________________________________________________________________

        4) Proposed maximum aggregate value of transaction:

        _________________________________________________________________

        5) Total fee paid:______________________________________________________

[ ]     Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing fee for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

        1) Amount Previously Paid:______________________________________________
        2) Form, Schedule, or Registration Statement No.:_______________________
        3) Filing Party:________________________________________________________
        4) Date Filed:__________________________________________________________

                                U S LIQUIDS INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 11, 1999

To the Stockholders of U S Liquids Inc.:

     The 1999 Annual Meeting of Stockholders of U S Liquids Inc. (the
"Company") will be held on May 11, 1999 at 1:00 P.M. (Houston time), at the Hotel Sofitel, 425 E. North Belt, Houston, Texas 77060. The items of business to be considered are:

        1. The election of two directors to serve for a term of three years each;

        2.  The ratification of the selection of independent accountants; and

        3. Such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 6, 1999 has been fixed as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting.

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES. SHOULD YOU ATTEND, YOU MAY, IF YOU WISH, WITHDRAW YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                           By Order of the Board of Directors

                                           Earl J. Blackwell, Secretary

Houston, Texas
April 12, 1999

                                U S LIQUIDS INC.
                   411 N. SAM HOUSTON PARKWAY EAST, SUITE 400
                           HOUSTON, TEXAS 77060-3545

                                PROXY STATEMENT

                            ------------------------

     This Proxy Statement is furnished to the stockholders of U S Liquids Inc., a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of proxies to be voted at the 1999 Annual Meeting of Stockholders of the Company and any adjournment thereof. The Annual Meeting will be held on May 11, 1999 at 1:00 P.M. (Houston time) at the Hotel Sofitel, 425 E. North Belt, Houston, Texas 77060. Information in this Proxy Statement is as of March 19, 1999 unless otherwise stated. The approximate date on which this Proxy Statement and enclosed form of proxy have been mailed to stockholders is April 12, 1999.

                              GENERAL INFORMATION

     Stockholders of record at the close of business on April 6, 1999 (the "Record Date") are entitled to notice of the Annual Meeting and to vote the shares of common stock, par value $.01 per share (the "Common Stock"), held by them on such date at the Annual Meeting or any adjournment thereof. A list of stockholders entitled to vote at the Annual Meeting will be open for inspection by any stockholder at the offices of the Company during normal business hours for a period of at least ten business days before the Annual Meeting. As of the Record Date, there were 15,873,370 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

     If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. Unless contrary instructions are given, the persons designated as proxy holders in the accompanying proxy card will vote in favor of the matters presented in this Proxy Statement, and as recommended by the Board of Directors with regard to all other matters. A stockholder may revoke his or her proxy at any time before it is exercised by filing with the Secretary of the Company an instrument revoking the proxy or a duly executed proxy bearing a later date. The proxy will be suspended if the stockholder attends the Annual Meeting in person and requests to vote at the Annual Meeting. Attendance at the Annual Meeting will not in itself constitute revocation of the proxy.

     The presence at the Annual Meeting, in person or by proxy, of a majority of the shares of Common Stock entitled to vote as of the Record Date will constitute a quorum. If a quorum is present, directors will be elected by a plurality of the votes cast by the holders of Common Stock entitled to vote at the Annual Meeting. "Plurality" means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. An abstension or broker non-vote will have no effect on the election of directors under Delaware law. To ratify the selection of Arthur Andersen LLP as the Company's independent accountants for 1999, the affirmative vote of a majority of the shares present or represented and entitled to vote is required. Abstensions will have the effect of votes against the proposal to ratify the selection of Arthur Andersen LLP. Broker non-votes will have no effect on the outcome of the proposal.

     The Board of Directors recommends that the stockholders vote for each of the nominees for director and for the ratification of the selection of Arthur Andersen LLP as the Company's independent accountants for 1999. The enclosed proxy is solicited on behalf of the Board of Directors.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information regarding beneficial ownership of the Common Stock by (i) each stockholder of the Company who is known by the Company to beneficially own more than five percent of the outstanding Common Stock, (ii) each director and executive officer, and (iii) all directors and executive officers as a group. Unless otherwise indicated, all persons listed have an address c/o the Company's principal executive offices and have sole voting and investment power with respect to their shares of Common Stock, except to the extent authority is shared by spouses under applicable law.

          NAME AND ADDRESS              NUMBER OF      PERCENT OF
         OF BENEFICIAL OWNER             SHARES          CLASS
-------------------------------------   ---------      ----------
Michael P. Lawlor(1).................     250,100          1.6%
W. Gregory Orr(2)....................     621,000          3.9
Earl J. Blackwell(3).................     355,000          2.2
Gary J. Van Rooyan...................          10           *
Thomas B. Blanton....................     550,260          3.5
William A. Rothrock IV(4)............     113,750           *
Alfred Tyler 2nd(5)..................      20,000           *
James F. McEneaney, Jr.(6)...........      20,000           *
John N. Hatsopoulos(7)...............      15,000           *
Roger A. Ramsey(8)...................      10,400           *
Franklin Resources Inc.(9)...........   1,217,460          7.7
  777 Mariners Island Boulevard, 6th
  Fl.
  San Mateo, California
Pilgrim Baxter & Associates
  Ltd.(10)...........................   1,013,400          6.4
  825 Duportail Road
  Wayne, Pennsylvania 19087
Sanifill, Inc.(11)...................   1,000,000          5.9
  1001 Fannin Street, Suite 4000
  Houston, Texas 77002
Provident Investment Counsel,
  Inc.(12)...........................     668,890          4.2
  300 North Lake Avenue
  Pasadena, California 91101-4022
All directors and executive officers
  as a group (10 persons)(13)........   1,955,520         12.2

------------

 (1) Includes 100,000 shares which Mr. Lawlor has the right to acquire pursuant to the terms of a stock option granted by the Company to him.

 (2) Includes 250,000 shares held by The Wiley Gregory & Genene M. Orr Family LLC, a limited liability company, over which Mr. Orr, as the manager, has sole voting and investment power, 15,000 shares held by Mr. Orr's wife, Genene Orr, 15,000 shares held by Mr. Orr's wife as custodian for two of Mr. Orr's children, and 7,500 shares held individually by one of Mr. Orr's children. Mr. Orr disclaims beneficial ownership of all shares held individually by his children.

 (3) Includes 180,000 shares held by The Earl J. and Christine J. Blackwell Family LLC, a limited liability company, over which Mr. Blackwell, as the manager, has sole voting and investment power and 100,000 shares held in an individual retirement account for the benefit of Mr. Blackwell.

 (4) Includes 41,250 shares which Mr. Rothrock has the right to acquire pursuant to the terms of certain stock options granted by the Company to him. Excludes 62,500 shares issuable pursuant to a stock option granted to Mr. Rothrock, which vests upon the successful completion of certain corporate development business activities.

 (5) Represents shares which Mr. Tyler has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

 (6) Includes 19,000 shares which Mr. McEneaney has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

 (7) Represents shares which Mr. Hatsopoulos has the right to acquire pursuant to the terms of certain stock options granted by the Company to him.

 (8) Includes 10,000 shares which Mr. Ramsey has the right to acquire pursuant to the terms of a stock option granted by the Company to him.

 (9) Includes shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect investment advisory subsidiaries of Franklin Resources, Inc. The Company has been advised that such advisory subsidiaries of Franklin Resources have sole investment and/or voting power over such shares. The Company has also been advised that Charles B. Johnson and Rupert H. Johnson, Jr. are the principal stockholders of Franklin Resources and, thus, may each be deemed to be the beneficial owner of such shares.

(10) Includes shares owned by clients of Pilgrim Baxter & Associates Ltd., a registered investment adviser. The Company has been advised that Pilgrim Baxter & Associates has sole power to vote 972,800 shares and sole power to dispose of all 1,013,400 shares.

(11) Represents shares which Sanifill, Inc. has the right to acquire pursuant to the terms of a warrant issued by the Company to Sanifill.

(12) Includes shares owned by clients of Provident Investment Counsel, Inc., a registered investment adviser. The Company has been advised that Provident Investment has sole power to vote 594,790 shares and sole power to dispose of all 668,890 shares.

(13) Excludes 662,500 total shares subject to options granted to Messrs. Lawlor, Orr, Blackwell, Van Rooyan and Rothrock that are not exercisable within 60 days of the Record Date.

 *  Constitutes less than one percent of the outstanding Common Stock.

                             ELECTION OF DIRECTORS

     The Company's Certificate of Incorporation provides that the Board of Directors shall consist of not less than three members. The current number of directors is eight. However, Mr. Blanton has advised the Company that, due to the demands of his own business, he cannot accept a nomination for another term as a director, and, as a result, the Board of the Directors has decided to reduce the number of directors to seven. For election purposes, directors are divided into two groups of two directors and a third group of three directors. Each group holds office for three years. The Certificate of Incorporation further provides that one group of the Board shall be elected at each annual meeting.

     At the Annual Meeting, stockholders will elect two directors who will hold office until the annual meeting of stockholders in 2002. The Board has nominated William A. Rothrock IV and John N. Hatsopoulos to be elected at the Annual Meeting. Both nominees presently serve on the Board and have consented to continue to serve as a director if elected. If either nominee should be unavailable to serve for any reason, which is not anticipated, the persons named as proxies will vote the shares represented by all valid proxy cards for such substitute nominee as the Board of Directors recommends.

     The following is a brief account of the business experience during the past five years of each director and each executive officer, including his principal occupation and employment during that period, and the name and principal business of any corporation or other organization in which each person has been occupied or employed. Directorships in certain companies presently held by each director or executive officer are also set forth.

     Michael P. Lawlor (age 59) has served as a director of the Company since June 1997. On August 25, 1997, Mr. Lawlor assumed the positions of Chairman of the Board and Chief Executive Officer of the Company. From March 1996 to August 1997, Mr. Lawlor was a private investor. From December 1992 to March 1996, Mr. Lawlor was Chief Executive Officer and a director of ITEQ, Inc. f/k/a Air-Cure Technologies, Inc., a manufacturer of air treatment and air moving and process systems, equipment and components. From 1970 to 1992, Mr. Lawlor held various positions with Browning-Ferris Industries, Inc., a national waste services company. Mr. Lawlor started with Browning-Ferris in 1970, became a corporate officer in 1978, and from 1970 to 1988 was responsible for all of Browning-Ferris' landfill operations, during which time total landfill revenues grew from $1 million to $500 million annually. Mr. Lawlor was the Chairman of the Wildlife Habitat Enhancement Council, a nonprofit conservation organization, from 1992 to 1996. Mr. Lawlor's term on the Board of Directors expires in 2000.

     W. Gregory Orr (age 43) is a co-founder of the Company and served as Chairman of the Board, Chief Executive Officer and President of the Company from November 1996 to August 1997. Mr. Orr currently serves as a director and the Chief Operating Officer and President of the Company. From 1995 until December 1996, Mr. Orr was the President and Chief Operating Officer of two subsidiaries of Sanifill, Inc., a national waste services company acquired by Waste Management, Inc. in 1996. From 1990 to 1991, Mr. Orr was Regional Vice President of Sanifill's Atlantic Region, and from 1991 to 1995, Mr. Orr was a Vice President of Operations of Sanifill. From 1981 to 1989, Mr. Orr served in various capacities with Browning-Ferris, including Divisional Vice President. Mr. Orr's term on the Board of Directors expires in 2000.

     Earl J. Blackwell (age 56) is a co-founder of the Company and has served as Chief Financial Officer, Senior Vice President-Finance and Secretary of the Company from November 1996 to the present. From 1991 to December 1996, Mr. Blackwell was Divisional Chief Financial Officer for Sanifill.

     Gary J. Van Rooyan (age 53) became Vice President and General Counsel of the Company in September 1998. Mr. Van Rooyan has been engaged in the practice of law for over 23 years, nearly 13 of which have been in the waste industry. From August 1996 until September 1998, Mr. Van Rooyan was Senior Corporate Counsel for Browning-Ferris. From 1986 until August 1996, Mr. Van Rooyan held positions as Regional General Counsel for various regions of Browning-Ferris. From 1981 through 1985, Mr. Van Rooyan served as Senior Counsel for the Dresser Atlas Oilfield Services Group of Dresser Industries. From 1975 until 1981, Mr. Van Rooyan was engaged in the private practice of law.

     William A. Rothrock IV (age 46) became a director of the Company in June 1997. Since 1990, he has been Vice President-Business Development for Sanifill and, subsequently, Waste Management, Inc. From 1984 to 1990, Mr. Rothrock was Divisional Vice President-Landfill Marketing for Browning-Ferris. Mr. Rothrock's term on the Board of Directors expires in 1999.

     Alfred Tyler 2nd (age 56) became a director of the Company in June 1997. Mr. Tyler has over 20 years experience in the environmental services industry, most recently as the President and Chief Executive Officer of Enviro-Gro Technologies, a provider of sludge management services. In late 1992, Enviro-Gro was sold to Wheelabrator Technologies and Mr. Tyler resigned his positions to manage his other investments. From 1989 to the present, Mr. Tyler has been the President and the sole stockholder of Weston Investments, Inc., a private investment company. Mr. Tyler is also the President of Days Cove Reclamation Company, a landfill operation and construction company, and a partner and managing director of Bedford Capital Corporation, a New York consulting firm. Mr. Tyler's term on the Board of Directors expires in 2001.

     James F. McEneaney, Jr. (age 60) became a director of the Company in October 1997. He is the retired President and Chief Operating Officer of Ryland Homes, positions he held from 1980 to 1992. Mr. McEneaney also served as Executive Vice President and a director of The Ryland Group, Inc. from 1981 to 1993. Mr. McEneaney also was a founder of The Fortress Group, Inc., which was organized to consolidate home builders in North America. He served as the company's Chief Executive Officer from July 1995 through December 1995, and as a member of its Board of Directors from 1995 until May 1997. Since August 1993, Mr. McEneaney has served as the President of MacCan Associates, Inc., a management consulting firm. Currently, Mr. McEneaney serves as Vice Chairman of the Board of Anne Arundel Health Systems, Inc. Mr. McEneaney's term on the Board of Directors expires in 2001.

     John N. Hatsopoulos (age 64) became a director of the Company in December 1998. Mr. Hatsopoulos is the Vice Chairman of the Board of Directors of Thermo Electron Corporation. Mr. Hatsopoulos served as Thermo Electron's President from 1997 until 1999, and as its Chief Financial Officer and Executive Vice President from 1988 until 1997. Currently, Mr. Hatsopoulos is a member of the Board of Directors of Thermedics Inc., Thermo Fibertek, Inc., Thermo Instruments Systems Inc., Thermo Power Corp., Thermo Terratech Inc., and Thermo Ecotek Corp. In addition, he is a member of the Board of Directors of the

NASDAQ/AMEX Stock Exchange, Lois/USA Inc. and Premier, Inc., a privately held organization of hospitals and health systems. Mr. Hatsopoulos' term on the Board of Directors expires in 1999.

     Roger A. Ramsey (age 60) became a director of the Company in January 1999. Mr. Ramsey is the retired Chairman and Chief Executive Officer of Allied Waste Industries, Inc., positions he held from 1990 through 1998. Mr. Ramsey is a member of the Board of Directors of Allied Waste. In addition, Mr. Ramsey is a member of the Texas Christian University Board of Trustees and a director of several private corporations. Mr. Ramsey's term on the Board of Directors expires in 2000.

CERTAIN INFORMATION CONCERNING THE BOARD OF DIRECTORS

  DIRECTORS' COMPENSATION

     Directors who are also employees of the Company or one of its subsidiaries do not receive additional compensation for serving as directors. Each director who is not an employee of the Company or one of its subsidiaries receives a fee of $1,000 for each Board and committee meeting (unless held on the same day as a Board meeting) actually attended. Directors are also reimbursed for out-of-pocket expenses incurred in attending meetings of the Board of Directors or committees thereof.

     Under the Company's Directors' Stock Option Plan, each director who is not an employee of the Company and has not been an employee of the Company at any time during the 12 months preceding his initial election or appointment to the Board is automatically granted an option to purchase 10,000 shares of Common Stock at the time of his or her initial election or appointment. In addition, each outside director is automatically granted an option to purchase 5,000 shares of Common Stock on January 1 of each year. These options have an exercise price equal to the fair market value of the Common Stock on the date of grant, vest in full on the date of the grant and expire at the earlier of ten years from the date of grant or one year after the director ceases to be a member of the Board.

    AUDIT AND COMPENSATION COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee, both of which were established in June 1997. The Company does not have a nominating committee or a committee performing the functions of a nominating committee. The members of both the Audit Committee and the Compensation Committee are Messrs. McEneaney, Rothrock and Tyler. The principal duties of the Audit Committee are to recommend to the Board of Directors the selection of the Company's independent accountants, discuss and review with the Company's independent accountants the audit plan, auditor's report and management letter and the Company's accounting policies, and review the accounting procedures and internal control procedures recommended by the Company's independent accountants. The principal duties of the Compensation Committee are to establish and review the objectives, structure, cost and administration of the Company's major compensation and benefit policies and programs, review annually officers' and key employees' salaries, management incentives and stock options, and administer the Company's stock option plans, management incentive plans and other long-term incentive plans.

     The Board met on five occasions during 1998, while the Audit and Compensation Committees met on three and two occasions, respectively. Each director attended at least 75% of the total number of meetings of the Board of Directors and the committees of the Board on which he served.

    COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. McEneaney, Rothrock and Tyler served on the Compensation Committee during 1998. During 1998, Mr. Rothrock also served as Vice President-Business Development for Waste Management, Inc.

     In May 1998, the Company acquired from Waste Management all of the outstanding capital stock of Northern A-1 Services, Inc. and substantially all of the assets of City Environmental, Inc. and Universal Waste and Transit for $13.7 million, $30.8 million and $2.7 million in cash, respectively. In connection with the acquisition of the assets of City Environmental, the Company also agreed, for a period of 20 years, to deliver to certain landfills operated by Waste Management all of the nonhazardous waste generated from the operations of the acquired business. The Company also agreed, for a period of 14 years commencing in

May 2003, to pay to Waste Management a monthly royalty fee equal to 6% of the net revenues derived from the assets of City Environmental. In addition, Waste Management agreed, for a period of 20 years, to deliver to the Company for processing and disposal all leachate (up to a maximum of 35 million gallons per year) from certain landfills operated by Waste Management in the Detroit, Michigan area. The Company does not believe that Mr. Rothrock had a direct or indirect material interest in any of these acquisitions.

     During 1998, the Company completed an acquisition as a result of an introduction or business opportunity presented by Mr. Rothrock. As a result, under the terms of a stock option granted by the Company to Mr. Rothrock in December 1996, Mr. Rothrock became entitled to purchase 31,250 shares of Common Stock at a price of $.02 per share.

     On December 31, 1998, the Company sold to a business owned by Mr. Blanton substantially all of the assets used in the distribution of various grades of fats, oils and feed proteins. These by-products have been sold by the Company primarily to producers of livestock feed and various chemicals located in Mexico. The purchase price for these assets was approximately $1.7 million, of which $1.1 million was paid to the Company in March 1999. The remainder of the purchase price is payable in monthly installments continuing through February 1, 2004. In connection with this sale, the Company also agreed, for a period of one year, to sell to Mr. Blanton's business all fats, oils and feed proteins that the Company recovers from certain waste streams and that conform to certain specifications. Mr. Blanton's business may extend this supply agreement for four additional one-year terms. The Company believes that the terms of this transaction were as favorable to the Company as could have been negotiated with an unaffiliated party.

     The Company regularly purchases used cooking oil and other food processing residuals that Tommy Yount, the brother-in-law of Mr. Blanton, collects from generators of such materials. During 1998, the Company purchased approximately $89,000 of such materials from Mr. Yount.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to the compensation of the Chief Executive Officer and the two other executive officers of the Company (the "Named Executive Officers") whose total salary and bonus for the year ended December 31, 1998 exceeded $100,000. The Company was incorporated in November 1996. Messrs. Orr and Blackwell were the only executive officers who received any compensation from the Company in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG-TERM
                                                               ANNUAL COMPENSATION             COMPENSATION
                                                     ---------------------------------------      AWARDS
                                                                                  OTHER        -------------       ALL
                                                                                 ANNUAL        STOCK OPTIONS      OTHER
      NAME AND PRINCIPAL POSITION           YEAR       SALARY      BONUS     COMPENSATION(1)     (SHARES)      COMPENSATION
----------------------------------------  ---------  ----------  ----------  ---------------   -------------   ------------
Michael P. Lawlor.......................       1998  $  175,000  $  269,750       $   0           150,000         $3,433(3)
  Chairman of the Board and                    1997      59,231      87,500           0           300,000              0
  Chief Executive Officer(2)                   1996         N/A         N/A         N/A               N/A            N/A
W. Gregory Orr..........................       1998  $  149,231  $  228,250       $   0           120,000         $  981(3)
  President and Chief                          1997     125,000     125,000           0                 0              0
  Operating Officer(4)                         1996       2,403           0           0                 0              0
Earl J. Blackwell.......................       1998  $  119,380  $  182,600       $   0            80,000         $3,554(3)
  Chief Financial Officer,                     1997      99,840     100,000           0                 0              0
  Senior Vice President                        1996       1,923           0           0                 0              0
  and Secretary(5)

------------

(1) Excludes perquisites and other benefits, the aggregate amount of which does not exceed the lesser of $50,000 or 10% of the total of such officer's annual salary and bonus.

(2) Mr. Lawlor was employed by the Company in August 1997.

                                         (FOOTNOTES CONTINUED ON FOLLOWING PAGE)

(3) Represents contributions made by the Company to the Company's 401(k) & Profit Sharing Plan on behalf of the named officer.

(4) Mr. Orr was employed by the Company in November 1996.

(5) Mr. Blackwell was employed by the Company in November 1996.

OPTIONS GRANTED

     The following table sets forth information concerning stock options granted during the last fiscal year to the Named Executive Officers.

                          OPTION/SAR GRANTS IN 1998(1)

                                            INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------------------------
                                                         PERCENTAGE OF
                                           OPTIONS       TOTAL OPTIONS       EXERCISE
                                           GRANTED        GRANTED TO           PRICE                             GRANT DATE
                  NAME                     (SHARES)    EMPLOYEES IN 1998    (PER SHARE)    EXPIRATION DATE    PRESENT VALUE(2)
----------------------------------------   --------    -----------------    -----------    ---------------    ----------------
Michael P. Lawlor.......................    150,000          18.9%            $21.875         07/14/08            $297,750
W. Gregory Orr..........................    120,000           15.1             21.875         07/14/08             238,200
Earl J. Blackwell.......................     80,000           10.1             21.875         07/14/08             158,800

------------

(1) No stock appreciation rights were granted in 1998.

(2) The Black-Scholes option pricing model was chosen to estimate the grant date present value of the options set forth in this table, using a weighted average of assumption values for the grants shown in the table. The Company's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the grant date present value: an option term of 10 years, weighted average volatility of 34.9%, no dividend yield, and weighted average interest rate of 5.8%. The real value of the options in this table depends upon the actual performance of the Common Stock during the applicable period.

OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table provides certain information on stock option exercises in 1998 by the Named Executive Officers and the value of such officers' unexercised options at December 31, 1998.

   AGGREGATED OPTION/SAR EXERCISES IN 1998 AND 12/31/98 OPTION/SAR VALUES(1)

                                                                                                          VALUE OF
                                                                                                         UNEXERCISED
                                                                                                           IN-THE-
                                                                                                            MONEY
                                                                              NUMBER OF UNEXERCISED      OPTIONS AT
                                                                             OPTIONS AT DECEMBER 31,      DECEMBER
                                           NUMBER OF                              1998 (SHARES)          31, 1998(2)
                                        SHARES ACQUIRED                    ---------------------------   -----------
                NAME                      ON EXERCISE     VALUE REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE
-------------------------------------   ---------------   --------------   -----------   -------------   -----------
Michael P. Lawlor....................      N/A               N/A            100,000       350,000        $ 1,300,000
W. Gregory Orr.......................      N/A               N/A               0          120,000             0
Earl J. Blackwell....................      N/A               N/A               0           80,000             0


                NAME                   UNEXERCISABLE
-------------------------------------  --------------
Michael P. Lawlor....................    $2,693,750
W. Gregory Orr.......................        75,000
Earl J. Blackwell....................        50,000

------------

(1) No stock appreciation rights are outstanding.

(2) Based on the closing price of the Common Stock on the American Stock Exchange on the final trading day of 1998.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

     Messrs. Lawlor, Orr and Blackwell have each entered into an employment agreement with the Company providing for a 1998 base salary of $175,000, $150,000 and $120,000, respectively, with the right to receive incentive compensation at the discretion of the Board of Directors. Each employment agreement is for a term of five years with the term to be extended an additional one year on each anniversary date of the employment agreement, unless either party gives notice that the term of the employment agreement should not be so extended. If the employee's employment is terminated by the Company without cause, then the employee will continue to receive his base salary and employee benefits for the remainder of the term of his employment agreement. If his employment is terminated by the Company with cause, then the employee will not be entitled to earn any further compensation or benefits under his employment agreement. If the Company undergoes a "change in control," then, under certain circumstances, the employee will have the right to require the Company to pay to him a lump sum amount equal to approximately three times his "base amount," as defined in Section 280G of the Internal Revenue Code.
This base amount is generally equal to the average annual gross income of the employee for the five taxable years ending before the date on which the change in control occurs. This payment will be in lieu of any further compensation or benefits payable to the employee under the employment agreement. The employment agreement also contains a covenant by the employee not to compete with the Company at any time during his employment and for a period of two years after the termination of his employment, except for a termination subsequent to a change in control.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee is responsible for establishing and reviewing the Company's arrangements and programs for compensating executive officers of the Company. The Compensation Committee is currently composed of Messrs. McEneaney, Rothrock and Tyler.

     The Company's executive compensation program is designed to provide competitive compensation and benefit programs that attract and retain capable executives who are integral to the success of the Company, reward them for superior performance and provide them with an economic incentive to increase stockholder value. The Compensation Committee believes its policies are best implemented by providing compensation comprised of separate components, all of which are designed to motivate executive performance. These components are a salary, short-term incentive compensation (bonus) and, in appropriate cases, long-term incentive compensation (stock options). The bonuses and stock options are in addition to executives' yearly base salaries, which are intended to be competitive with companies which the Compensation Committee believes are comparable to the Company.

BASE SALARY

     In setting each executive officer's base salary, the Compensation Committee takes into consideration, among other things, the executive officer's level of experience, responsibilities and performance and salaries for comparable positions at other companies in the same or similar businesses of the Company. In making salary recommendations or decisions, the Compensation Committee exercises its discretion and judgment based on these and other relevant factors. The Compensation Committee does not apply any specific formula to determine the weight of any particular factor.

INCENTIVE BONUS AWARDS

     Short-term incentive compensation plans are intended to provide executive officers with an incentive to act in a manner that accentuates Company performance and, therefore, stockholder value. The Compensation Committee believes that growth in earnings per share is an appropriate measure of short-term corporate performances. Accordingly, in 1998, the Compensation Committee adopted an incentive compensation plan (the "Incentive Plan") under which each Named Executive Officer was eligible to earn a cash bonus based upon the growth of the Company's earnings per share in excess of targeted levels.

STOCK OPTIONS

     In 1996, the Company established the 1996 Incentive Stock Option Plan (the "Stock Option Plan"). The purpose of the Stock Option Plan is to promote the long-term growth and profitability of the Company and the value of the Common Stock by providing selected employees of the Company and its subsidiaries with incentives to contribute to the success of the Company. The Stock Option Plan provides for both the grant of incentive stock options pursuant to Section 422 of the Internal Revenue Code of 1986 and options which do not qualify as incentive stock options. In awarding options under the Stock Option Plan, the

Compensation Committee considers various factors, such as the past and expected future performance of an employee and the extent to which an employee has been compensated for his or her performance. The Compensation Committee has not established any fixed formula for awarding options under the Stock Option Plan. The exercise price for options issued under the Stock Option Plan must, in the case of incentive stock options, be at least equal to the fair market value of the Common Stock subject to the option at the time the option is granted, and in the case of nonqualified stock options, be at least equal to 75% of the fair market value of the shares subject to the option at the time it is granted.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

     The Compensation Committee applied the executive compensation policies and programs described above in determining the total compensation of Michael P. Lawlor, the Company's Chief Executive Officer. As reflected in the Summary Compensation Table on page 7, Mr. Lawlor's base salary for 1998 was $175,000. This salary was determined pursuant to the terms of Mr. Lawlor's employment agreement, which was entered into shortly prior to the Company's initial public offering.

     Under the terms of the Incentive Plan, Mr. Lawlor was eligible to earn a cash bonus based upon the growth of the Company's earnings per share. Under the terms of the Incentive Plan, Mr. Lawlor received a cash bonus of $269,750 for the fiscal year ended December 31, 1998. In addition, based on the Company's performance in 1998 and in recognition of Mr. Lawlor's personal contributions to the Company's performance, Mr. Lawlor received options to purchase 150,000 shares of Common Stock at an exercise price of $21.875 per share (the market value of the Common Stock on the day of grant). In evaluating Mr. Lawlor's performance, the Compensation Committee noted the Company's strong earnings and his leadership in executing the Company's aggressive acquisition program.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     Section 162(m) of the Internal Revenue Code generally limits the annual tax deduction for applicable remuneration paid to the Company's Chief Executive Officer and certain other highly compensated executive officers to $1,000,000. The Compensation Committee does not believe that the applicable remuneration to be paid to the Company's executives will exceed the deduction limit set by
Section 162(m).

                            MEMBERS OF THE COMMITTEE

                            JAMES F. MCENEANEY, JR.
                             WILLIAM A. ROTHROCK IV
                                ALFRED TYLER 2ND

     The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934 unless the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of its Audit Committee, has appointed Arthur Andersen LLP as the Company's independent public accountants for 1999. Stockholders are being asked to ratify this action, and proxies solicited on behalf of the Board of Directors will be voted for ratification of Arthur Andersen LLP as the Company's independent accountants unless otherwise specified.

     Arthur Andersen LLP has served as the Company's independent public accounting firm since November 1996. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting. The representative will be afforded an opportunity to make a statement, if he desires to do so. It is anticipated that the representative will also be available to answer appropriate questions.

     If the appointment of Arthur Andersen LLP is not ratified, the matter of the appointment of independent public accountants will be considered by the Board of Directors.

STOCK PERFORMANCE GRAPH

     The following graph shows the cumulative total stockholder return on the Company's Common Stock over the period commencing on August 20, 1997 (i.e., the date of the Company's initial public offering) and ending on December 31, 1998, as compared to the returns of the American Stock Exchange Market Index (the "AMEX Index") and a peer group composite selected by the Company (the "Peer Group Composite"). The graph assumes $100 was invested on August 20, 1997 in the Company's Common Stock, the AMEX Index and the Peer Group Composite and assumes reinvestment of dividends.


                 [LINEAR GRAPH PLOTTED FROM DATA IN TABLE BELOW]

                                        08/20/97     12/31/97     06/30/98     12/31/98
                                        -----------------------------------------------
U S Liquids Inc......................   $ 100.00     $ 103.67     $ 159.63     $ 165.14
Peer Group...........................     100.00       100.15        92.05        74.97
AMEX Index...........................     100.00       105.44       111.13       104.99

     The Peer Group Composite is based one-third on an oil and gas field services component (SIC Code 1389), one-third on an animal and marine fats and oils component (SIC Code 2077), and one-third on an air and water resource and solid waste management component (SIC Code 9511). The oil and gas field services component is comprised of the following companies: BJ Services Co., Bouygues Offshore, S.A., Cal Dive International, Inc., Computalog Ltd., Fracmaster Ltd., Freeport-McMoran Sulphur, Inc., Global Industries, Ltd., Golden Triangle Industries, Inc., ICO Inc., Infinity, Inc., Newpark Resources, Inc., Oceaneering International, Inc., Petrominerals Corporation, Pool Energy Services Co., Precision Drilling Corporation, Schlumberger Limited, Superior Energy Services, Inc., Transcoastal Marine Services, Inc., Tuboscope, Inc., and Willbros Group, Inc. The animal and marine fats and oils component is comprised of Darling International, Inc. and Zapata Corporation. The air and water resource and solid waste management component is comprised of Edperbrascan Corporation, nSTOR Technologies, Inc., Philip Services Corporation and Unidyne Corporation.

                               OTHER INFORMATION

COST OF PROXY SOLICITATION

     The Company will bear the cost of soliciting proxies. In addition to solicitation by mail, arrangements have been made with brokerage houses, nominees, and other custodians and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expenses in doing so. Proxies also may be solicited personally or by telephone or telegraph. All such solicitations will be made by executive officers or other employees of the Company who will not receive extra compensation therefor.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who own more than 10% of the Common Stock to file reports of ownership and changes of ownership with the Securities and Exchange Commission and to provide copies of those reports to the Company. Based on a review of the reports it has received, or written representations that no reports were required to be filed, the Company believes that, except as described below, during 1998 all Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were met. Mr. Rothrock inadvertently failed to timely report his purchase of shares of Common Stock in August 1998. In addition, Mr. McEneaney failed to timely report his partial exercise of a stock option that he received from the Company.

ADDITIONAL MATTERS

     While the notice for the Annual Meeting calls for the transaction of any other business as may be properly presented, management is not aware of any business to be submitted at the meeting which is not described in this Proxy Statement. If any other business is properly presented, the persons named in the proxy will act according to their best judgment on behalf of the stockholders they represent.

SEC FORM 10-K

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS LATEST FISCAL YEAR IS AVAILABLE WITHOUT CHARGE TO ANY STOCKHOLDER OF THE COMPANY WHO REQUESTS A COPY IN WRITING FROM MR. EARL J. BLACKWELL, CHIEF FINANCIAL OFFICER AND SECRETARY, U S LIQUIDS INC., 411 N. SAM HOUSTON PARKWAY EAST, SUITE 400, HOUSTON, TEXAS 77060-3545.

STOCKHOLDERS' PROPOSALS

     If a stockholder wishes to present a proposal at the 2000 annual meeting of stockholders, the proposal must be received by the Company at 411 N. Sam Houston Parkway East, Suite 400, Houston, Texas 77060-3545, Attention Secretary, prior to December 13, 1999.

                                          By Order of the Board of Directors

                                          Earl J. Blackwell, Secretary

Houston, Texas
April 12, 1999

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ACCOMPANYING POSTAGE PAID ENVELOPE.

                                      PROXY

                                U S LIQUIDS INC.
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD MAY 11, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Earl J. Blackwell and Gary J. Van Rooyan, or either of them, as proxies, each with full power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of U S Liquids Inc. held of record by the undersigned on April 6, 1999, at the Annual Meeting of Stockholders to be held on May 11, 1999 or any adjournment thereof.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR THE RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE THEREOF.


     1. ELECTION OF DIRECTORS.

     [ ] For all nominees listed to the right (except as marked to the contrary below).

     [ ]  Withhold authority to vote for all nominees listed to the right.

(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

                              John N. Hatsopoulos
                             William A. Rothrock IV

     2. RATIFICATION OF SELECTION OF ARTHUR ANDERSEN LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS FOR 1999.

              [ ] For             [ ] Against          [ ] Abstain


     3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

      The undersigned hereby acknowledges receipt of the Proxy Statement and hereby expressly revokes any and all proxies heretofore given or executed by him with respect to the shares represented by the proxy.

     Dated this ____ day of _________________,1999.


                                    ___________________________________________
                                    Signature

                                    ___________________________________________
                                    Signature


     Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in the name of the legal entity by authorized person.


      (Please sign, date and return promptly using the enclosed envelope.)